UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022

APPLE HOSPITALITY REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-37389	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, no par value	APLE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Apple Hospitality REIT, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 1.01, 2.03, 8.01 and 9.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2022, the Company, as borrower, and certain of its subsidiaries, as guarantors, entered into an amendment and restatement of its then existing $850,000,000 unsecured credit facility with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”), increasing the borrowing capacity and extending the maturity dates. The Credit Agreement provides for: (i) a term loan facility of $275,000,000 with a maturity date of July 25, 2027; (ii) a term loan facility of up to $300,000,000 with a maturity date of January 31, 2028 (including a $150,000,000 delayed draw option until 180 days from closing); and (iii) a revolving credit facility of $650,000,000 with an initial maturity date of July 25, 2026 (which may be extended up to one year subject to certain conditions). The Credit Agreement includes an accordion feature in which the amount of the total credit facility may be increased from $1,225,000,000 to $1,500,000,000.

The terms of the Credit Agreement are generally similar to the Company’s previous $850,000,000 credit agreement. The amendment includes: (i) a transition in reference rate from LIBOR to the Secured Overnight Financing Rate (“SOFR”); (ii) a reduced margin ranging from 1.35% to 2.25% over an adjusted SOFR rate depending upon the Company’s leverage ratio, as calculated under the terms of the Credit Agreement; and (iii) the unused fee on the revolving credit facility remained the same at a per annum fee of 0.20% or 0.25% (depending on usage).

At closing, the Company borrowed $475,000,000 under the term loans, repaid the $425,000,000 outstanding under the term loans of the previous credit facility and repaid $50,000,000 outstanding under the current revolving credit facility.

Similar to the previous credit agreement, the Credit Agreement contains customary mandatory prepayment requirements, affirmative covenants, negative covenants and events of default, which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Credit Agreement to be immediately due and payable. The Credit Agreement requires the Company and its subsidiaries to comply with various covenants, including covenants restricting liens, indebtedness, investments, mergers and asset sales. Certain of the financial maintenance covenants in the Credit Agreement include:

•	a ratio of consolidated total debt to consolidated EBITDA of not more than 7.25 to 1.00;
•	a ratio of consolidated secured debt to consolidated total assets of not more than 45%;
•	a minimum consolidated tangible net worth of $3.4 billion (plus 75% of the net cash proceeds from issuances and sales of equity interests occurring after the closing date, subject to adjustment);
•	a ratio of adjusted consolidated EBITDA to consolidated fixed charges of not less than 1.50 to 1.00 for the trailing four full quarters;
•

a ratio of net operating income from unencumbered properties satisfying certain criteria specified in the Credit Agreement to unsecured indebtedness implied interest expense of not less than 2.00 to 1.00 for the trailing four full quarters;

•	a ratio of consolidated unsecured indebtedness to unencumbered asset value of not more than 60% (subject to a higher level in certain circumstances); and
•	a ratio of consolidated secured recourse debt to consolidated total asset value of not more than 10%.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Credit Agreement, and is qualified in its entirety by the full terms and conditions of the Credit Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 27, 2022, the Company issued a press release announcing it recently completed the refinancing of its existing unsecured credit facility with Bank of America, N.A.

A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1

Third Amended and Restated Credit Agreement dated as of July 25, 2022, among Apple Hospitality REIT, Inc., as borrower, certain subsidiaries of Apple Hospitality REIT, Inc., as guarantors, Bank of America, N.A., as Administrative Agent, KeyBank National Association and Wells Fargo Bank, National Association, as Co-Syndication Agents, U.S. Bank National Association, as Documentation Agent, Regions Bank as Managing Agent, the Lenders and Letter of Credit Issuers party thereto, and BofA Securities, Inc, KeyBanc Capital Markets, Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners.

99.1	Press Release dated July 27, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight
Chief Executive Officer

July 27, 2022